UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

FelCor Lodging Trust Incorporated

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

31430F101

(CUSIP Number)

April 4, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 31430F101	13G	Page 2 of 29 Pages

1.	Name of reporting persons: GSO Special Situations Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 3,297,885
	6.	Shared voting power: 0
	7.	Sole dispositive power: 3,297,885
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 3,297,885
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.7%*
12.	Type of reporting person (see instructions): PN

*	The calculation is based on 124,121,786 shares of Common Stock outstanding as of February 22, 2013, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities Exchange Commission on February 28, 2013.

CUSIP No. 31430F101	13G	Page 3 of 29 Pages

1.	Name of reporting persons: GSO Special Situations Overseas Master Fund Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 2,948,312
	6.	Shared voting power: 0
	7.	Sole dispositive power: 2,948,312
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 2,948,312
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.4%*
12.	Type of reporting person (see instructions): CO

*	The calculation is based on 124,121,786 shares of Common Stock outstanding as of February 22, 2013, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities Exchange Commission on February 28, 2013.

CUSIP No. 31430F101	13G	Page 4 of 29 Pages

1.	Name of reporting persons: GSO Special Situations Overseas Fund Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 2,948,312
	6.	Shared voting power: 0
	7.	Sole dispositive power: 2,948,312
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 2,948,312
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.4%*
12.	Type of reporting person (see instructions): CO

*	The calculation is based on 124,121,786 shares of Common Stock outstanding as of February 22, 2013, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities Exchange Commission on February 28, 2013.

CUSIP No. 31430F101	13G	Page 5 of 29 Pages

1.	Name of reporting persons: GSO Capital Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 6,246,197
	6.	Shared voting power: 0
	7.	Sole dispositive power: 6,246,197
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 6,246,197
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.0%*
12.	Type of reporting person (see instructions): PN

*	The calculation is based on 124,121,786 shares of Common Stock outstanding as of February 22, 2013, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities Exchange Commission on February 28, 2013.

CUSIP No. 31430F101	13G	Page 6 of 29 Pages

1.	Name of reporting persons: GSO Advisor Holdings L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 6,246,197
	6.	Shared voting power: 0
	7.	Sole dispositive power: 6,246,197
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 6,246,197
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.0%*
12.	Type of reporting person (see instructions): OO

*	The calculation is based on 124,121,786 shares of Common Stock outstanding as of February 22, 2013, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities Exchange Commission on February 28, 2013.

CUSIP No. 31430F101	13G	Page 7 of 29 Pages

1.	Name of reporting persons: Blackstone Holdings I L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 6,246,197
	6.	Shared voting power: 0
	7.	Sole dispositive power: 6,246,197
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 6,246,197
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.0%*
12.	Type of reporting person (see instructions): PN

*	The calculation is based on 124,121,786 shares of Common Stock outstanding as of February 22, 2013, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities Exchange Commission on February 28, 2013.

CUSIP No. 31430F101	13G	Page 8 of 29 Pages

1.	Name of reporting persons: Blackstone Holdings I/II GP Inc.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 6,246,197
	6.	Shared voting power: 0
	7.	Sole dispositive power: 6,246,197
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 6,246,197
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.0%*
12.	Type of reporting person (see instructions): CO

*	The calculation is based on 124,121,786 shares of Common Stock outstanding as of February 22, 2013, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities Exchange Commission on February 28, 2013.

CUSIP No. 31430F101	13G	Page 9 of 29 Pages

1.	Name of reporting persons: The Blackstone Group L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 6,246,197
	6.	Shared voting power: 0
	7.	Sole dispositive power: 6,246,197
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 6,246,197
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.0%*
12.	Type of reporting person (see instructions): PN

*	The calculation is based on 124,121,786 shares of Common Stock outstanding as of February 22, 2013, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities Exchange Commission on February 28, 2013.

CUSIP No. 31430F101	13G	Page 10 of 29 Pages

1.	Name of reporting persons: Blackstone Group Management L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 6,246,197
	6.	Shared voting power: 0
	7.	Sole dispositive power: 6,246,197
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 6,246,197
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.0%*
12.	Type of reporting person (see instructions): OO

*	The calculation is based on 124,121,786 shares of Common Stock outstanding as of February 22, 2013, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities Exchange Commission on February 28, 2013.

CUSIP No. 31430F101	13G	Page 11 of 29 Pages

1.	Name of reporting persons: Stephen A. Schwarzman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 6,246,197
	6.	Shared voting power: 0
	7.	Sole dispositive power: 6,246,197
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 6,246,197
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.0%*
12.	Type of reporting person (see instructions): IN

*	The calculation is based on 124,121,786 shares of Common Stock outstanding as of February 22, 2013, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities Exchange Commission on February 28, 2013.

CUSIP No. 31430F101	13G	Page 12 of 29 Pages

1.	Name of reporting persons: Bennett J. Goodman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 6,246,197
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 6,246,197
9.	Aggregate amount beneficially owned by each reporting person: 6,246,197
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.0%*
12.	Type of reporting person (see instructions): IN

*	The calculation is based on 124,121,786 shares of Common Stock outstanding as of February 22, 2013, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities Exchange Commission on February 28, 2013.

CUSIP No. 31430F101	13G	Page 13 of 29 Pages

1.	Name of reporting persons: J. Albert Smith III
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 6,246,197
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 6,246,197
9.	Aggregate amount beneficially owned by each reporting person: 6,246,197
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.0%*
12.	Type of reporting person (see instructions): IN

*	The calculation is based on 124,121,786 shares of Common Stock outstanding as of February 22, 2013, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities Exchange Commission on February 28, 2013.

CUSIP No. 31430F101	13G	Page 14 of 29 Pages

1.	Name of reporting persons: Douglas I. Ostrover
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 6,246,197
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 6,246,197
9.	Aggregate amount beneficially owned by each reporting person: 6,246,197
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.0%*
12.	Type of reporting person (see instructions): IN

*	The calculation is based on 124,121,786 shares of Common Stock outstanding as of February 22, 2013, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities Exchange Commission on February 28, 2013.

Item 1.	(a). Name of Issuer

FelCor Lodging Trust Incorporated (the “Company”)

(b). Address of Issuer’s Principal Executive Offices:

545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following persons is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i) GSO Special Situations Fund LP

c/o GSO Capital Partners LP,

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ii) GSO Special Situations Overseas Master Fund Ltd.

c/o GSO Capital Partners LP,

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(iii) GSO Special Situations Overseas Fund Ltd.

c/o GSO Capital Partners LP,

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(iv) GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v) GSO Advisor Holdings L.L.C.

c/o GSO Capital Partners LP,

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi) Blackstone Holdings I L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii) Blackstone Holdings I/II GP Inc.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii) The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix) Blackstone Group Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x) Stephen A. Schwarzman

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: United States

(xi) Bennett J. Goodman

c/o GSO Capital Partners LP,

345 Park Avenue

New York, NY 10154

Citizenship: United States

(xii) J. Albert Smith III

c/o GSO Capital Partners LP,

345 Park Avenue

New York, NY 10154

Citizenship: United States

(xiii) Douglas I. Ostrover

c/o GSO Capital Partners LP,

345 Park Avenue

New York, NY 10154

Citizenship: United States

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 (the “Common Stock”)

Item 2(e).	CUSIP Number: 31430F101

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

As of April 4, 2013, each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s respective cover page.

(b) Percent of class:

The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on February 28, 2013, indicated that there were 124,121,786 outstanding shares of Common Stock as of February 22, 2013. Based on this number of outstanding shares of Common Stock, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of the total number of outstanding shares of Common Stock as listed on such Reporting Person’s respective cover page.

GSO Special Situations Fund LP directly holds 3,297,885 shares of Common Stock. GSO Special Situations Overseas Master Fund Ltd. directly holds 2,948,312 shares of Common Stock (GSO Special Situations Fund LP and GSO Special Situations Overseas Master Fund Ltd., the “GSO Funds”).

GSO Special Situations Overseas Master Fund Ltd. is a wholly owned subsidiary of GSO Special Situations Overseas Fund Ltd. GSO Capital Partners LP serves as the investment manager of GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd. and GSO Special Situations Overseas Fund Ltd.

GSO Advisor Holdings L.L.C. is the general partner of GSO Capital Partners LP. Blackstone Holdings I L.P. is a managing member of GSO Advisor Holdings L.L.C. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

In addition, each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover may be deemed to have shared voting power and/or investment power with respect to the Common Stock held by the GSO Funds.

Each Reporting Person expressly disclaims any assertion or presumption that it and the other persons on whose behalf this statement is filed or who are otherwise party to the Joint Filing Agreement (as filed hereto as Exhibit 99.1) constitute a “group” for the purposes of Sections 13(d) and 13(g) of the Act and the rules thereunder. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

(c)  Number of Shares as to which the Reporting Person has:

GSO Special Situations Fund LP

(i) Sole power to vote or to direct the vote:

3,297,885

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

3,297,885

(iv) Shared power to dispose or to direct the disposition of:

0

GSO Special Situations Overseas Master Fund Ltd.

(i) Sole power to vote or to direct the vote:

2,948,312

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

2,948,312

(iv) Shared power to dispose or to direct the disposition of:

0

GSO Special Situations Overseas Fund Ltd.

(i) Sole power to vote or to direct the vote:

2,948,312

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

2,948,312

(iv) Shared power to dispose or to direct the disposition of:

0

GSO Capital Partners LP

(i) Sole power to vote or to direct the vote:

6,246,197

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

6,246,197

(iv) Shared power to dispose or to direct the disposition of:

0

GSO Advisor Holdings L.L.C.

(i) Sole power to vote or to direct the vote:

6,246,197

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

6,246,197

(iv) Shared power to dispose or to direct the disposition of:

0

Blackstone Holdings I L.P.

(i) Sole power to vote or to direct the vote:

6,246,197

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

6,246,197

(iv) Shared power to dispose or to direct the disposition of:

0

Blackstone Holdings I/II GP Inc.

(i) Sole power to vote or to direct the vote:

6,246,197

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

6,246,197

(iv) Shared power to dispose or to direct the disposition of:

0

The Blackstone Group L.P.

(i) Sole power to vote or to direct the vote:

6,246,197

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

6,246,197

(iv) Shared power to dispose or to direct the disposition of:

0

Blackstone Group Management L.L.C.

(i) Sole power to vote or to direct the vote:

6,246,197

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

6,246,197

(iv) Shared power to dispose or to direct the disposition of:

0

Stephen A. Schwarzman

(i) Sole power to vote or to direct the vote:

6,246,197

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

6,246,197

(iv) Shared power to dispose or to direct the disposition of:

0

Bennett J. Goodman

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

6,246,197

(iii) Sole power to dispose or to direct the disposition of:

0

(iv) Shared power to dispose or to direct the disposition of:

6,246,197

J. Albert Smith III

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

6,246,197

(iii) Sole power to dispose or to direct the disposition of:

0

(iv) Shared power to dispose or to direct the disposition of:

6,246,197

Douglas I. Ostrover

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

6,246,197

(iii) Sole power to dispose or to direct the disposition of:

0

(iv) Shared power to dispose or to direct the disposition of:

6,246,197

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 15, 2013

GSO SPECIAL SITUATIONS FUND LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO SPECIAL SITUATIONS OVERSEAS MASTER FUND LTD.

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO SPECIAL SITUATIONS OVERSEAS FUND LTD.

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL PARTNERS LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO ADVISOR HOLDINGS L.L.C.
By: BLACKSTONE HOLDINGS I L.P., its sole member
By: BLACKSTONE HOLDINGS I/II GP INC., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I L.P.
By: BLACKSTONE HOLDINGS I/II GP INC., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I/II GP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By: BLACKSTONE GROUP MANAGEMENT L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

By:	/s/ Stephen A. Schwarzman
Stephen A. Schwarzman

BENNETT J. GOODMAN

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

J. ALBERT SMITH III

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

DOUGLAS I. OSTROVER

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

EXHIBIT LIST

Exhibit 99.1	Joint Filing Agreement, dated April 15, 2013, among the Reporting Persons (filed herewith).

Exhibit 99.2	Power of Attorney, dated June 8, 2010, granted by Bennett J. Goodman in favor of Marisa Beeney.

Exhibit 99.3	Power of Attorney, dated June 8, 2010, granted by J. Albert Smith III in favor of Marisa Beeney.

Exhibit 99.4	Power of Attorney, dated June 8, 2010, granted by Douglas I. Ostrover in favor of Marisa Beeney.